                                                                 EXHIBIT 10(x)

                                                                    2002/6/20R

                          DVD PATENT LICENSE AGREEMENT


         This DVD PATENT LICENSE AGREEMENT is made between Toshiba Corporation ("Licensor"), a Japanese corporation having its principal place of business at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan, under authorization of the members of the DVD Patent Licensing Group (or "Group", as listed in Exhibit 1 hereto, as may be amended from time to time by Licensor), and Metatec International, Inc. ("Licensee"), a Ohio corporation having its principal place of business at 7001 Metatec Boulevard, Dublin, OH 43017, USA, and is effective as of December 31, 2002 (the "Effective Date").

         WHEREAS, members of the Group have been engaged in the research and development of systems in which data encoded in digital form and stored on a disc are read and outputted (whether as data or signals) by means of devices using an optical read-out beam (such systems, the "DVD Systems"); and

         WHEREAS, members of the Group and others have defined standards for the DVD Systems, including standards for the production and use of DVD products constituting the DVD Systems and providing for the interoperability of such DVD products; and

         WHEREAS, members of the Group own valuable patents (and patent applications) that are Essential (hereinafter defined) to make, use and sell DVD Products (as defined in Exhibit 3 hereto), as listed in Exhibit 2 hereto (the "DVD Patents," as more specifically defined in Exhibit 3 hereto); and

         WHEREAS, members of the Group believe that a non-exclusive joint licensing program, under which licensees can obtain access to as many Essential patents as possible in one transaction, is an efficient method for licensing DVD Patents for the benefit of licensees and the public, and have granted Licensor the right to grant such licenses with respect to the DVD Patents on their behalf to licensees that wish to make, use or sell DVD Products; and

         WHEREAS, Licensee wishes to obtain a license under the DVD Patents to make, use and sell the DVD Products;

NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE 1
                                ADDITIONAL TERMS

         1.1 In addition to the terms set forth herein, this Agreement shall include as terms the DVD Patent License Conditions (the "Conditions"), as set forth in Exhibit 3 hereto. Terms not defined herein shall have the meaning ascribed to them in the Conditions, and vice versa.

         1.2 Royalties payable by Licensee hereunder are specified in the Conditions.

                                    ARTICLE 2
                         DVD PATENT LICENSE AND RELEASE

         2.1 Licensor hereby grants to Licensee and its Affiliates a non-exclusive, non-transferable license to make, have made, use, sell, and otherwise dispose of DVD Products under the DVD Patents or any of their claims pursuant to the Conditions of Exhibit 3.

    2.1.A DVD Players and DVD Decoders (as defined in Article 1 of
Exhibit 3) on which applicable royalties are paid pursuant to paragraph 2.4 of
Exhibit 3 are licensed for use only with DVD Discs for which royalties have been paid pursuant to paragraph 2.3 of Exhibit 3. DVD Discs on which applicable royalties are paid pursuant to paragraph 2.3 of Exhibit 3 are licensed for use only with DVD Players and DVD Decoders for which royalties have been paid pursuant to paragraph 2.4 of Exhibit 3.

         2.2 Licensor hereby releases Licensee and its Affiliates and their customers from any and all claims of infringement of the DVD Patents arising from Licensee's or its Affiliates' manufacture, use, sale, or disposal by other means of DVD Products for the period prior to the Effective Date of this Agreement pursuant to the Conditions of Exhibit 3.

         2.3 Instead of dealing with Licensor to obtain licenses for DVD Patents of the members of the Group, Licensee shall have the option to negotiate and take a license under any DVD Patents and other related patents owned by each member of the Group pursuant to separate negotiations with each of the members on fair, reasonable and non-discriminatory terms, whether or not Licensee intends to manufacture and/or sell DVD Products in conformity with the DVD Standard Specifications.

         2.4 IT IS EXPRESSLY UNDERSTOOD THAT THE RIGHTS AND LICENSES GRANTED PURSUANT TO THIS AGREEMENT DO NOT EXTEND TO ANY PRESENT OR FUTURE RIGHTS WHATSOEVER TO USE THE DVD FORMAT BOOKS OR DVD LOGOS.

                                    ARTICLE 3
                                  LICENSE BACK

         3.1 Licensee hereby agrees to grant to each member of the Group and its Affiliates and each of the other licensees of Licensor under the DVD Patents, a non-exclusive license to and release from any and all claims of infringement of any patents that are or become Essential to make, use, or sell DVD Products and with respect to which Licensee has or may in the future obtain rights to grant such a license. Any such licenses and releases shall be granted upon fair, reasonable, and non-discriminatory terms.

         3.2 Licensor shall have the right to terminate the license granted herein under any of the DVD Patents owned by any member of the Group in the event that Licensee has brought a claim(s) that any DVD Product made, used or sold by any member of the Group infringes any patent(s) that are Essential to make, use, or sell DVD Products in a lawsuit or other proceeding against the member of the Group, and Licensee has refused to grant such member of the Group a license on fair and reasonable terms and conditions under such patents upon which the lawsuit or other proceeding is based for the manufacture, use or sale of DVD Products. In the event that any dispute arises between Licensee and Licensor or any other member of the Group as to determination of the fair and reasonable terms and conditions and cannot be settled between the parties, the dispute shall be submitted to and determined by an expert jointly appointed and paid by Licensee and Licensor or the other member of the Group.


                                    ARTICLE 4
                             WARRANTY AND DISCLAIMER

         4.1 THE GROUP, LICENSOR AND MEMBERS OF THE GROUP MAKE NO REPRESENTATION OR WARRANTY AS TO THE VALUE OR UTILITY OF THE DVD PATENTS, OR THE ABILITY OF LICENSEE TO MAKE USE THEREOF OR TO SECURE INTERCHANGEABILITY WITH OTHER DVD PRODUCTS. THE GROUP, LICENSOR AND THE MEMBERS OF THE GROUP MAKE NO WARRANTY WITH RESPECT TO THE VALIDITY OF THE DVD PATENTS, NOR DO THEY WARRANT THAT LICENSEE'S MANUFACTURE, USE, SALE, LEASE OR OTHER DISPOSITION OF DVD PRODUCTS WILL NOT CAUSE INFRINGEMENT OF ANY PROPERTY RIGHT OWNED OR CONTROLLED BY ANY PERSON, EXCEPT THAT LICENSOR WARRANTS THAT IT HAS BEEN AUTHORIZED BY THE MEMBERS OF THE GROUP TO GRANT SUCH RIGHTS WITH RESPECT TO THE DVD PATENTS AS ARE SPECIFICALLY SET FORTH HEREIN. THE GROUP, LICENSOR AND MEMBERS MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PATICULAR PURPOSE, OR NON-INFRINGEMENT. THE LICENSES GRANTED HEREIN ARE PROVIDED "AS IS."

         4.2 Licensee covenants that, at Licensor's request, it shall place appropriate patent markings on an exposed surface of the DVD Products made, used, sold and/or otherwise disposed of hereunder. The content, form, location and language used in such markings shall be in accordance with the laws and practices of the country where such markings are used.

                                    ARTICLE 5
                              TERM AND TERMINATION

         5.1 This Agreement shall become effective as of the Effective Date and shall continue in force until December 31, 2007, unless earlier terminated pursuant to the terms hereof, and shall be automatically renewed for additional five (5) year terms unless Licensee notifies Licensor in writing of its intent to terminate this Agreement at least sixty (60) days prior to the date specified above or the expiration date of such renewed periods, as the case may be.

         5.2 Notwithstanding the provisions of Article 5.1, this Agreement shall expire upon the expiration of the last to expire DVD Patent, if such expiration would occur before the expiration date otherwise provided for in Article 5.1.

         5.3 Either party may terminate this Agreement at any time on thirty
(30) days' written notice to the other party in the event that the latter shall materially breach or fail to perform any material obligation under this Agreement and such default is not remedied within thirty (30) days after notice is given specifying the nature of the default. Such right of termination shall not be exclusive of any other remedies or means of redress to which the non-defaulting party may be lawfully entitled, and all such remedies shall be cumulative.

         5.4 In the event that any Event of Bankruptcy occurs, then Licensor may give notice to Licensee terminating this Agreement and this Agreement shall be terminated in accordance with the notice. An "Event of Bankruptcy" occurs if: (i) a decree or order by a court having jurisdiction in the premises has been entered adjudging Licensee a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, winding up or similar relief for Licensee under any applicable statute, or a decree or order of a court having jurisdiction in the premises for the appointment of a liquidator, receiver, administrator, trustee or assignee in bankruptcy or insolvency or other similar person or official of Licensee or of a substantial part of the property, or for the winding up or liquidation of the affairs of Licensee has been entered and remains unstayed; or if any substantial part of the property of Licensee has been sequestered or attached and has not been returned to the possession of Licensee or released from such attachment within 14 days thereafter; whether any such act or event occurs in Japan, or any foreign country, subdivision thereof, or any other jurisdiction; or (ii) Licensee institutes proceedings to be adjudicated a voluntary bankrupt or insolvent, consents to the filing of a bankruptcy or insolvency proceeding against it, files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, winding up, administration, receivership, or similar relief under any applicable statute or consents to the filing of any such petition or the entry of any such order, makes an assignment for the benefit of creditors, is determined to be unable to pay its debts or admits in writing its inability to pay its debts generally as they become due, or voluntarily suspends transactions of a substantial portion of its usual business; whether any such act or event occurs in Japan, or any foreign country, subdivision thereof, or any other jurisdiction.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Except as provided in Article 6.1.1 of this Agreement, in the event that Licensor grants a DVD Patents license to another party with royalty rates more favorable than those set forth in Articles 2.3 and 2.4 of the DVD Patent License Conditions attached hereto as Exhibit 3, whether or not such more favorable royalty rates are on terms and conditions that are different from those set forth herein, Licensor shall send written notice to Licensee specifying the more favorable royalty rates and any terms and conditions that are different from those set forth herein within thirty (30) days of the granting of DVD Patents License providing for such more favorable royalty rates. Licensee shall be entitled to an amendment of this Agreement to the extent of providing for royalty rates as favorable as those available to such other party within thirty (30) days of receipt of such written notice from Licensor by sending written notice to Licensor requesting such amendment; provided, however, that this Agreement shall also be amended to include any additional benefits to Licensor that may be included among the terms and conditions corresponding to such royalty rates. Any amendment made pursuant to this Article 6.1 shall be effective as of the date it is made, and such more favorable royalty rates shall not be retroactively applicable in favor of Licensee, and shall not be a basis for claiming any refund of royalties paid prior to such effective date.

               6.1.1.   Article 6.1 shall not apply to:

                        6.1.1.1  Settlement of litigation;

                        6.1.1.2 Determination by Licensor of back royalties owed by a Licensee;

                        6.1.1.3  Compromise or settlement of royalty
             payments owed by a Licensee in
             financial distress;

                        6.1.1.4 Individual patent licenses or sublicenses granted by an individual member of the Group to a third party; and

                        6.1.1.5  An order of a court or an administrative body.

         6.2 This Agreement and the rights granted hereunder shall be personal to Licensee and shall not be assignable, except to an Affiliate, the survivor of a merger with Licensee, or the acquiror of all or substantially all of Licensee's assets. Licensee's right to sublicense any rights granted hereunder shall be limited solely to the right to have a third party manufacture for Licensee DVD Products. Licensee shall, in all such cases, ensure that the third party undertakes to be bound by all of the terms of this Agreement. Licensee shall be solely responsible for ensuring such third party's compliance with the terms hereof.

         6.3 This Agreement shall be governed and construed according to the laws of New York, as if this Agreement were wholly executed and wholly performed within New York, and without reference to the conflicts of laws principles thereof.

         6.4 All disputes between the parties hereto arising out of or in connection with the interpretation or execution of this Agreement shall be finally settled by the competent courts of federal or state courts located in the county of New York in the state of New York, and each of the parties to this Agreement hereby submits to the jurisdiction of such courts for the resolution of such disputes and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such courts or to the convenience or inconvenience of conducting or pursuing any action or proceeding in any such court.

         6.5 This Agreement shall inure to the benefit of the parties hereto and each of their respective Affiliates and permitted assigns, provided that (i) such Affiliates shall comply with the terms of this Agreement, (ii) nothing herein shall relieve any party of any of its obligations under the terms of this Agreement; and (iii) a party shall be responsible for the acts and omissions of its Affiliates as if such acts and omissions had been the acts and omissions of such party.

         6.6 Any notice or request with reference to this Agreement shall be made by letter or facsimile, and shall be directed by one party to the other at its respective address as follows:

                      In the case of Licensor to:

                  Yoshitaka Honda
                  General Manager, License Management
                  Toshiba DVD License Service, Inc.
                  5th Floor, Sumitomo-Hamamatsucho Bldg.,
                  18-16, Hamamatsucho 1-chome, Minato-ku,
                  Tokyo 105-0013, Japan
                  TEL:+81-3-5777-3286
                  FAX:+81-3-5401-2503
                  E-mail: yoshitaka.honda@toshiba-tdls.co.jp

           In the case of Licensee to:

                      Gary Qualmann
                      Chief Financial Officer
                      Metatec International, Inc.
                      7001 Metatec Boulevard
                      Dublin, OH 43017
                      USA
                      TEL: 614-761-2000
                      FAX: 614-766-3146
                      E-mail: Qualmann@metatec.com

                      or to such other address(es) as either party may from time to time designate as its address by notice in writing to the other. All notices so addressed are effective when received.

         6.7 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them and neither of the parties shall be bound by any conditions, definitions, warranties, waivers, releases or representations (either expressed or implied) with respect to the subject matter of this Agreement, other than expressly provided for herein (including the exhibits hereto), or as duly set forth on or subsequent to the date hereof in writing signed by a duly authorized representative of the party to be bound thereby.


         6.8 Under no circumstances shall the Group, Licensor or members of the Group be liable to Licensee for any special, incidental, punitive or indirect damages or for any economic consequential damages (including lost profits, revenues and savings), even if advised in advance of the possibility of such damages. In addition, in no event shall the Group, Licensor, or members of the Group be liable for any third party claim against Licensee.


         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.




TOSHIBA CORPORATION                          Metatec International, Inc.

Licensor                                     Licensee

_/s/ Yasuo Nishioka__________________        /s/ Gary W. Qualmann______________
By (Sign)                                    By (Sign)

Yasuo Nishioka                               Gary Qualmann
_____________________________________        __________________________________
Name (Print)                                 Name (Print)

Vice President                               Chief Financial Officer
Strategic Partnership Division
Digital Media Network Company
Title                                        Title
_____________________________________        __________________________________



_____________________________________        __________________________________
Date                                         Date

                                    EXHIBIT 1


DVD Patent Licensing Group members include:

Hitachi, Ltd.
International Business Machines Corporation
Matsushita Electric Industrial Co., Ltd.
Mitsubishi Electric Corporation
AOL Time Warner Inc.
Toshiba Corporation
Victor Company of Japan, Ltd.

                                    EXHIBIT 2


[list of DVD Patents]

                                    EXHIBIT 3

                          DVD PATENT LICENSE CONDITIONS


                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "AGREEMENT" shall mean the DVD Patent License Agreement to which these Conditions are Exhibit 3.

         1.2 "DVD STANDARD SPECIFICATIONS" shall mean the specifications of the DVD Systems as agreed upon by the Group and others and as specified in the document DVD Specifications for Read Only Disc version 1.0 of August 1996 and its respective revisions or successive modified, amended or extended versions thereof, as may be issued by the Group and others from time to time for DVD Products.

         1.3 "DVD PATENTS" shall mean all patents owned by members of the Group, now, or hereafter during the term of this Agreement, that are Essential to make, use or sell DVD Products. Such DVD Patents shall not include patents related to "CSS" or "Content Scramble System" which is designed to provide reasonable protection for the contents of DVD discs or MPEG-2 data compression patents that may be applicable to DVD Systems. The currently issued DVD Patents are listed in
Exhibit 2, which Exhibit 2 may be amended from time to time by Licensor to incorporate DVD Patents issued during the term of this Agreement.

         1.4 "ESSENTIAL" with respect to the definition of DVD Patents shall mean necessarily infringed when implementing the DVD Standard Specifications or claiming technologies for which there is no realistic alternative in implementing the DVD Standard Specifications.

         1.5 "DVD-VIDEO DISC/DVD-ROM DISC" (collectively, "DVD Discs") shall mean any replicated disc comprising any kind of information such as, but not limited to, audio, video, text, and data-related information, encoded in digital form, that is optically readable by a DVD Player, that conforms to the DVD Standard Specifications and that practices a DVD Patent or with respect to which use or manufacture thereof practices a DVD Patent.

         1.6 "DVD-VIDEO PLAYER/DVD-ROM DRIVE" (collectively, "DVD Players") shall mean a playback device conforming to the DVD Standard Specifications that is specifically designed and manufactured for the reproduction of information stored on a DVD Disc and conversion of such information into electrical signals, which electrical signals are directly capable and intended to be used for visual reproduction through standard television receivers or television monitors or for reproduction of video, text, audio and data-related information through data handling or data processing apparatus, and that practices a DVD Patent or with respect to which use or manufacture thereof practices a DVD Patent.

         1.7 "DVD DECODER" shall mean a decoder implemented in hardware or software capable of receiving and decoding transmissions from a DVD-ROM Drive over a computer system bus and that conforms to the DVD Standard Specifications and practices a DVD Patent or with respect to which use or manufacture thereof practices a DVD Patent.

         1.8 "DVD PRODUCT" shall mean a DVD Player, DVD Disc or a DVD Decoder.

         1.9 "AFFILIATE" shall mean, with respect to either party hereto, any corporation, firm, partnership, proprietorship, or other form of business entity, in whatever country organized or resident, directly or indirectly controlled by such party. For the purpose of this definition, "control" shall mean the power to direct or cause the direction of the management or policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                                    ARTICLE 2
                                     PAYMENT

         2.1 In consideration of the releases granted under Article 2.2 of this DVD Patent License Agreement, Licensee shall pay to Licensor, within thirty (30) days after the Effective Date of this Agreement, US$ , which shall be calculated by applying the royalty rates specified in Article 2.3 for DVD Discs and Article
2.4 for DVD Players and DVD Decoders to the number of DVD Products sold by Licensee and its Affiliates prior to the Effective Date of this Agreement.

         2.2 Licensee shall be obligated to pay royalties to Licensor on all DVD Products it and its Affiliates sell or otherwise transfer. Royalties shall accrue and be payable as follows:

         2.3 With respect to DVD Discs, the royalty payable shall be US $0.075 per disc made, sold or otherwise transferred, as may be applicable. The royalty shall accrue when the disc is invoiced, or if not invoiced, when ownership or possession is transferred to another party.

         2.3.1 All royalties payable with respect to DVD Discs shall be paid to Licensor in US dollars.

         2.4 With respect to DVD Players, the royalty payable shall be 4% of the Net Selling Price (hereinafter defined) of the DVD Player, or US$4.00 per DVD Player, whichever is greater. With respect to DVD Decoders, the royalty payable shall be 4% of the Net Selling Price of the DVD Decoder, or US$1.00 per DVD Decoder, whichever is greater. The royalty shall accrue when a DVD Player or DVD Decoder is invoiced, or if not invoiced, when ownership or possession is transferred to another party.

         2.4.1 With respect to DVD Products sold by Licensee or its Affiliates to any third party in arm's length trade, Net Selling Price shall mean gross sales price less normal discounts actually granted, insurance fees and packing and transportation charges as invoiced to customers, and duties and sales taxes actually incurred and paid by Licensee or its Affiliates in connection with the delivery of such DVD Products.

         2.4.2 With respect to DVD Products sold by Licensee or its Affiliates to customers who do not deal at arm's length with Licensee or its Affiliates, Net Selling Price shall mean the average Net Selling Price of the prior three
(3) months as defined above for similar DVD Products sold at arm's length trade with third party customers.

         2.4.3 All royalties payable with respect to DVD Players and DVD Decoders shall be accrued and paid to Licensor in the currency reasonably determined by Licensor, after advance consultation with Licensee.

         2.4.4 If a DVD-ROM Drive or DVD Decoder is incorporated into a subsequently manufactured personal computer, then a royalty shall be due on such DVD-ROM Drive or DVD Decoder only and not on the personal computer. If both a DVD-ROM Drive and a DVD Decoder are incorporated into a subsequently manufactured personal computer, a royalty shall be due on both the DVD-ROM Drive and the DVD-Decoder.

         2.4.5 Royalties are due only on (i) DVD Players (including, without limitation, DVD-ROM Drives), DVD Decoders and DVD Discs that are ready to be used by the consumer without any further manufacturing, and (ii) DVD-ROM Drives and DVD Decoders that are incorporated into personal computers by subsequent manufacturers, (collectively, (i) and (ii), "Ready-To-Use Products"). A first manufacturer shall pay a royalty on Ready-to-Use Products that are then sold to a second manufacturer for incorporation into a personal computer. The second manufacturer shall be relieved from paying any royalty beyond that due from and paid by the first manufacturer on the product.

         2.4.6 With respect to combination DVD Products, the royalty payable for a single product (a) into which a DVD Player is incorporated by Licensee or Licensee's Affiliates and (b) which consists of such DVD Player and one (1) or more non-DVD Player product(s) or component(s) ("Non-DVD Player Product") (each such single product, a "Combination Product") shall be the greater of (a) US $4.00 or (b) 4% of the amount calculated under sub-clause (1) or (2) below:

     (1) in the event that a DVD Player incorporated into a Combination Product is substantially similar to a DVD Player that Licensee or Licensee's Affiliates manufacture and sell independently of the Combination Product, the Net Selling Price of such independently sold, substantially similar DVD Player; or

     (2) in the event that sub-clause (1) does not apply, the product of the following formula:

          NSP x [A + C x {A / (A + B)}] / (A+B+C)

                    where

                    A = the material cost of a DVD Player incorporated in a Combination Product;

                    B = the material cost of a Non-DVD Player Product incorporated in such Combination Product;

                    C = the material cost of the portion of such Combination Product that is common to such DVD Player and such Non-DVD Player Product, including, without limitation, the power supply and cabinet; and

                    NSP = the Net Selling Price of such Combination Product.


         2.5 Upon termination of this Agreement, royalties shall be due and payable with respect to all DVD Products made by, or made for, Licensee but not yet sold or transferred.

         2.6 Within forty-five (45) days after March 31, June 30, September 30, and December 31 of each year during the period this Agreement shall be in force and effect, Licensee hereby undertakes to submit to Licensor, even if it makes no sales of DVD Products, a statement in writing setting forth with respect to the preceding quarterly period:

     (1) The quantities of DVD Products manufactured (or manufactured for) and sold by Licensee and its Affiliates, for each product type of DVD Products in the case of DVD Players and DVD Decoders sold; and

     (2) the trademarks or trade names used on or in connection with the DVD Products sold, if any; and

     (3)  a computation of the royalties due under this Agreement.

Licensee shall pay Licensor in the manner and to the account Licensor may indicate, and within ninety (90) days after the end of each quarterly period, the royalty due hereunder. All royalties shall be calculated and paid, exclusive of any taxes or other levies (except withholding taxes imposed by the governing body of Licensee's domicile), which shall be borne by Licensee. With respect to withholding taxes imposed by the governing body of Licensee's domicile, Licensee shall pay such taxes and shall be entitled to deduct such taxes from royalties paid, so long as Licensee provides Licensor with a tax certificate (or equivalent document) evidencing such payment and/or obligation. Licensee covenants to pay such taxes in a timely and lawful manner.

         2.7 All payments which are not made on the due date specified in this Agreement shall accrue interest at the rate of two percent (2%) per month.

         2.8 Licensee agrees to keep accurate books with respect to sales, other transfers, and royalties, and to permit Licensor to audit those books no more than once annually. Such audits may cover the three year period preceding the audit. Such audits shall be conducted by an independent auditor hired by Licensor, and the costs thereof shall be borne by Licensor, except that if any such audit should reveal an underpayment of royalties due hereunder of greater than 3% for any period audited, Licensee shall bear the costs of such audit, as well as pay the discrepancy.

                                    ARTICLE 3
                           LIMITATION ON LICENSE GRANT

Notwithstanding anything to the contrary in Section 2.1 of this Agreement or any other provision of this Agreement or of the Exhibits to this Agreement, no licenses are granted under this Agreement for the sale, or other disposition of either (a) DVD Products that are not Ready-to-Use Products or (b) DVD-ROM Drives or DVD-Decoders that will ultimately be incorporated into DVD-Products other than personal computers. DVD-ROM Drives or DVD-Decoders that will ultimately be incorporated into DVD-Products other than personal computers shall only be manufactured subject to licenses granted to the manufacturers of such DVD Products (including, as applicable, subject to such manufacturers' "have made" rights under such licenses); therefore the royalty shall be due on such subsequently manufactured DVD Product. If, for any reason, a royalty is paid for such a DVD-ROM Drive or DVD-Decoder, the manufacturer of such subsequently manufactured DVD Product shall be entitled to subtract a credit for any royalty already paid (and not refunded) on such DVD-ROM Drive or DVD-Decoder.

                                    ARTICLE 4
                                 CONFIDENTIALITY

Licensee and Licensee's Affiliates and Licensor agree that the royalty reports required under Article 2.6 of this Exhibit 3, including competitively sensitive information such as sales volume and selling prices of particular models of DVD Products contained in such royalty reports, shall be deemed Licensee's

"Confidential Information" and shall be sent only to employees of Licensor who are involved in licensing and accounting activities and who are not involved in the business of selling or developing DVD Products. Such Confidential Information shall be kept confidential by said employees and shall not be disclosed by Licensor or its employees to members of the DVD Patent Licensing Group or to third parties to this Agreement. Notwithstanding the foregoing, Licensee agrees that members of the DVD Patent Licensing Group may have access to the information contained in such reports regarding the names of licensees, categories and model numbers of licensed products, total quantities of sales of such products and total royalties due under this Agreement.